      Independent Auditor's Report - Attestation on Management's Assertion
            About Compliance With the Servicing Requirements of the
      Mercantile Credit Card Master Trust Pooling and Servicing Agreement
                          and Series 1995-1 Supplement
                          ----------------------------





Mercantile Credit Card Master Trust
c/o Chemical Bank, as Trustee

Mercantile Bank of Illinois N.A., as Servicer:

We have examined the accompanying assertion made by management on Mercantile Bank of Illinois N.A.'s (MBINA) compliance, as servicer, with the servicing requirements in Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, and 3.09, and 3.10, Article IV, and Section 8.08 of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, and the applicable provisions of the Supplement, among MBINA as seller and servicer, and Chase Manhattan Bank (formerly Chemical Bank), as Trustee, (the "Agreement") for the year ended August 30, 1996. Management is responsible for MBINA's compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management's assertion about MBINA's compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MBINA's compliance with the aforementioned sections of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MBINA's compliance with those sections.

In our opinion, management's assertion that MBINA was in compliance with the aforementioned sections of the Agreement for the year ended August 30, 1996, except for the timely delivery of the monthly certificates to each rating agency, as described in management's report, is fairly stated, in all material respects.

As described in management's assertions, during the year ended August 30, 1996 management did not deliver the monthly certificates to each rating agency by the determination date, which is three business days prior to the distribution date.


October 3, 1996

    Management Report on Mercantile Bank of Illinois National Association's
        Compliance, as Servicer, with the Servicing Requirements of the
      Mercantile Credit Card Master Trust Pooling and Servicing Agreement
                          and Series 1995-1 Supplement
                          ----------------------------



Management of Mercantile Bank of Illinois National Association (MBINA), as Servicer, is responsible for compliance with the servicing requirements in
Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, 3.09, and 3.10, Article
IV, and Section 8.08 of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995 and the applicable provisions of the Supplement, among MBINA, as seller and servicer, and Chase Manhattan Bank (formerly Chemical Bank), as trustee, (the "Agreement").

Management has performed an evaluation of MBINA's compliance with the aforementioned sections of the Agreement for the year ending August 30, 1996. Based upon this evaluation, management believes that, for the year ending August 30, 1996, MBINA, as servicer, was materially in compliance with the aforementioned sections of the Agreement, except for the timely delivery of the monthly certificates to each rating agency by the determination date, which is three business days prior to the distribution date.







                                           /s/ Daniel J. Trueman
                                          -----------------------------------
                                          Daniel J. Trueman
                                          Vice President
                                          October 3, 1996